Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated November 2, 2015

IMAGE OMITTED J.P. Morgan Exchange Traded Notes IMAGE OMITTED JPMorgan Alerian MLP Index ETN IMAGE OMITTED The Alerian MLP Index ETNs provide investors convenient access to MLPs (Master Limited Partnerships), an emerging asset class through a convenient investment vehicle. By using this site you agree to abide by the ACCESS AGREEMENT for this site. Disclaimer Transactions and securities of the type described in this Website may involve a high degree of risk, and the value of such transactions and securities may be highly volatile. ETNs are our senior unsecured obligations and are not secured debt. ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in ETNs include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and potential illiquidity. Investing in ETNs is not equivalent to direct investment in an index or index components. The tracking or investor fees and, if applicable, repurchase fees will reduce the amount of your return at maturity or upon early repurchase, and as a result you may receive less than the principal amount of your investment at maturity or upon early repurchase of your ETNs even if the value of the relevant index has increased. An investment in ETNs may not be suitable for all investors. Any ETNs with inverse and/or leveraged exposure have been designed to be actively managed investments for sophisticated investors who understand leverage (short) risk. This brief statement does not disclose all of the risks and other significant aspects in connection with transactions and securities of the type described in this Website, and you should ensure that you fully understand the terms of any transaction/ securities, including the relevant risk factors and any legal, tax and accounting considerations applicable to them, prior to transacting/investing. Investors should carefully review the "Main Risks" for each ETN displayed on this website as well as the product specific risks contained under the heading "Selected Risk Considerations" in the applicable pricing supplement posted on the ETN Website as well as under "Risk Factors" in the product supplement which accompanies that pricing supplement. SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248. ETNs may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of ETNs you may require us to repurchase directly as specified in the relevant pricing supplement and product supplement. Commissions may apply. Sales in the secondary market may result in significant losses. There are tax consequences in the event of sale, redemption or maturity of the ETNs. Buying and selling ETNs may result in brokerage commissions. If you wish to continue to purchase ETNs, you must contact your broker. Investments in financial instruments such as ETNs require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. We and/or our affiliated companies may make a market or deal as principal in the securities mentioned in this document or in options, futures, or other derivatives based thereon. Neither the SEC nor any state securities commission has approved or disapproved of the ETNs or passed upon the adequacy of any offering documents on the ETN Website. Any representation to the contrary is a criminal offense. IRS Circular 230 Disclosure: We and our affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with the Issuer of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of JPMorgan Research Departments. IMAGE OMITTED

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Access Agreement The Exchange Traded Notes Website Access Agreement BEFORE ACCESSING THE EXCHANGE TRADED NOTES WEBSITE SCROLL DOWN AND CAREFULLY READ THE FOLLOWING TERMS AND CONDITIONS THAT GOVERN YOUR ACCESS TO, AND USE OF, THE EXCHANGE TRADED NOTES WEBSITE. THIS ACCESS AGREEMENT MAY BE AMENDED OR SUPPLEMENTED BY JPMORGAN CHASE & CO. OR ITS SUBSIDIARIES FROM TIME TO TIME IN THEIR SOLE DISCRETION. BY ACCESSING THE JPMORGAN WEBSITE FOR EXCHANGE TRADED NOTES, YOU AGREE TO BE BOUND BY THE ACCESS AGREEMENT BELOW, INCLUDING THE EMBEDDED TERMS AND CONDITIONS. IF YOU DO NOT AGREE TO THE TERMS SPECIFIED IN THE ACCESS AGREEMENT BELOW, INCLUDING THE EMBEDDED TERMS AND CONDITIONS, DO NOT ACCESS THIS WEBSITE OR ANY PAGES THEREOF. Access Agreement Last Updated: August 13, 2015 The J.P. Morgan Website (the "Website", or the "Exchange Traded Notes Website") is located at www.jpmorganetns.com, and constitutes a separate portion of the JPMorgan Chase & Co. website. The distribution of material on this Website may be restricted by the laws and regulations of the country from which you are accessing this Website. Where such restrictions exist, this information is not intended for distribution to, or use by, any person or entity in any such jurisdiction, and persons accessing these pages are required to inform themselves about and to observe any such restrictions and such investors will not be able to purchase the securities described. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries (collectively, "JPMorgan") worldwide. SEC DISCLAIMERS SEC LEGEND: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings of securities posted on this Website. Before you invest in any offering of securities by JPMorgan Chase & Co., you should read the prospectus in that registration statement, each prospectus supplement, as well as the particular product supplement, underlying supplement, term sheet and any other documents that JPMorgan Chase & Co. has filed with the SEC relating to such offering for more complete information about JPMorgan Chase & Co. and the offering of any securities. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the particular offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248. IRS CIRCULAR 230 DISCLOSURE JPMorgan and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained on this Website or in any materials available through this Website is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. WEBSITE Access is provided to you as a revocable privilege on the condition of your agreement to the terms and conditions of access to the Exchange Traded Notes Website set forth in this agreement, including all terms and conditions that may be stated on the Terms & Conditions page of the Exchange Traded Notes Website, which is incorporated in this agreement by reference (this Access Agreement, together with the Terms and Conditions, is referred to as the "Access Agreement"). This Access Agreement is additional to, and does not supersede, any account or other agreements between JPMorgan Chase & Co. or any of its subsidiaries (collectively, "JPMorgan") and you. Materials and information posted on the Exchange Traded Notes Website may be printed for your use, provided, that you do not remove any copyright or other proprietary notices or legends. Materials and information posted on the Exchange Traded Notes Website may not be duplicated, copied, re-disseminated or re-distributed to any other person or entity. You agree that the foregoing prohibitions shall survive the termination of this Access Agreement. The terms and conditions of the Access Agreement are subject to change. You agree that JP Morgan may notify you of any amendments to this Access Agreement by posting the amended terms of the Access Agreement to the Exchange Traded Notes Website. You are responsible for being familiar with the current version of this Access Agreement posted on the Website during each session. JPMORGAN OR ITS SERVICE PROVIDERS MAY DISCONTINUE OR MAKE CHANGES TO THE WEBSITE AT ANY TIME. JPMORGAN RESERVES THE RIGHT TO TERMINATE ANY OR ALL WEB TRANSMISSIONS OR ACCESS TO THE WEBSITE WITHOUT PRIOR NOTICE TO YOU. LICENSE JPMorgan, where applicable, hereby grants to you a non-transferable, non-exclusive, non-assignable license to use, for your internal purposes only, the Website. You agree not to transfer, sublicense, rent, assign, time-share, lease, convey, copy, translate, convert to another programming language, decompile, disassemble, reverse engineer, modify or change the Website, or any component thereof, for any purpose. You agree not to disclose or distribute to any other party, or allow any other party to inspect, copy or use the Website. In addition, unless otherwise expressly agreed to in writing, you shall not remove or modify any disclaimer or copyright or trademark notice contained in the Website or in anything copied or downloaded from the Website. The Website is the commercially valuable proprietary products and trade secrets of JPMorgan and shall remain the sole property of JPMorgan and title and full ownership rights in the Website are reserved to and shall remain with JPMorgan. Any information you provide to JPMorgan in connection with using the Website may be used to offer to you modifications and enhancements to the Website and to notify you of products and services provided by JPMorgan. Use of the Website may be monitored, tracked, and recorded. Anyone using the Website expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract expressly provides otherwise. Anyone using the Website expressly consents to their data being transferred to another jurisdiction which may have no data privacy laws or data privacy laws which are less stringent than the jurisdiction where they are domiciled. JPMorgan owns all right, title and interest in the aggregated transaction data reflecting your interactions using the Website (including, but not limited to, general usage data). JPMorgan may use, distribute, sublicense, and sell data with respect to transactions effected through the Service, as long as JPMorgan does not disclose to others that you were the source of such data or the details of individual transactions effected using the Service. PRICES AND VALUATIONS Where the information consists of pricing or performance data, the data contained therein has been obtained from sources believed reliable. Data computations are not guaranteed by any information service provider, third party or us or any affiliates and may not be complete. Neither any information service provider, third party or JPMorgan gives any warranties, as to the accuracy, adequacy, quality of fitness, timeless, non-infringement, title, of any information for a particular purpose or use and all such warranties are expressly excluded to the fullest extent that such warranties may be excluded by law. You bear all risks from any use or results of using any information. You are responsible for validating the integrity of any information received over the Internet. Any values or prices are provided for information purposes only and are intended solely for your use. Prices or values may not represent (i) the actual terms at which new transactions could be entered into, (ii) the actual terms at which existing transactions could be liquidated or unwound or (iii) the calculation or estimate of an amount that would be payable following the designation of any early termination date under any agreement governing our trading relationship, and JP Morgan does not warrant their completeness or accuracy. Certain valuations are derived from proprietary models based upon well-recognized financial principles and reasonable estimates about relevant future market conditions. Valuations based on other models or different assumptions may yield different results. JPMorgan expressly disclaims any responsibility for (i) the accuracy of the models or estimates used in deriving the valuations, (ii) any errors or omissions in computing or disseminating the valuations and (iii) any reliance on or uses to which the valuations are put. Note that in performing the calculations of the present value of all future cash flows for some instruments, it may have been necessary to make estimates about future market conditions. In these cases our calculations have been performed using JPMorgan s reasonable estimates of the relevant future market conditions, in accordance with our internal policies and models. You agree that access to the Exchange Traded Notes Website is revocable at any time in the sole discretion of JPMorgan. INFORMATION AND PRIVACY You hereby consent to the communication and disclosure of all information and data in respect of the Website, your use of the Website and all matters incidental hereto and thereto by JP Morgan (and any of their officers, agents, employees or service provides) to (a) all relevant government and regulatory authorities as and when requested or required by such government and regulatory authorities, (b) to branches, affiliates, advisors, agents, auditors, service providers, and counsel of J.P. Morgan for routine business purposes and where reasonably required to enable or enhance the Website, and (c) to service providers as we determine in our sole discretion to be necessary for the provision of any part of the Website. Use of any information and data collected through, or in connection with, the Website is subject to our Privacy Policy, which Privacy Policy is incorporated into this Access Agreement by reference, and which is available through the following link: https://www.jpmorgan.com/pages/privacy. You acknowledge and consent that such aforementioned communication and disclosure of your information and data may include your personal information ( Personal Data ). You further acknowledge and consent that your rights to the confidentiality of your information and data are expressly waived so that we may collect, use, transfer, store or otherwise process (collectively, Process ) your Personal Data, and to and from, in various jurisdictions in which we operate to facilitate performance of the Website, to comply with regulatory requirements, and for our marketing purposes. Furthermore, you shall provide us with any and all consents, information and assistance necessary for us to comply with applicable laws, to respond satisfactorily to any query or request from or cooperate with any applicable authority in relation to your activities through the Website. USE OF SIMULATED RETURNS Back-testing and other statistical analysis material that is provided in connection with the explanations of the potential returns of the investments linked to any index use simulated analysis and hypothetical circumstance to estimate how it may have performed prior to its actual existence. The results obtained from "back-testing" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing any index. JPMorgan provides no assurance or guarantee that the investments linked to any index will operate or would have operated in the past in a manner consistent with the materials provided on this Website. The hypothetical historical levels presented in the materials provided herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Hypothetical back-tested results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the simulated returns presented in the materials provided on this Website. Copyright ©2015. JPMorgan Chase & Co. All rights reserved.

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